Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 1 to the Schedule 13D to which this Agreement is an exhibit, and any further amendments filed by them, with respect to the shares of Common Stock, $.001 par value, of FiberNet Telecom Group, Inc.

Each of the undersigned further agrees that each party hereto is responsible for the timely filing of such amendment to the statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: April 2, 2007	/s/ Kamran Hakim
Kamran Hakim

GATEWAY.REALTY.NEW JERSEY.LLC

By:	/s/ Kamran Hakim
Kamran Hakim